Exhibit 15.1
Letter Regarding Unaudited Interim Financial Information
Navarre Corporation
7400 45th Avenue North
New Hope, MN 55428
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Navarre Corporation as of September 30, 2005 and 2004, and for the three-month and six-month periods then ended, as indicated in our report dated November 18, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2005 is incorporated by reference in Registration Statements on Form S-3 (File No. 333-111733, effective April 28, 2004) and on Forms S-8 (File No. 33-80218, effective June 14, 1994; File No. 33-86762, effective November 29, 1994; File No. 333-31017, effective July 10, 1997; File No. 333-87143, effective September 15, 1999; File No. 333-9170, effective July 1, 2002; File No. 333-109056, effective September 23, 2003 and File No. 333-119260, effective September 24, 2004).
We are also aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/GRANT THORNTON LLP
Minneapolis, Minnesota
November 18, 2005